Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We hereby consent to the incorporation by reference in the Form 10-K of Titan Machinery Inc., of our reports dated April 18, 2011, related to the consolidated financial statements and internal control over financial reporting, which appear in Titan Machinery Inc.'s Form 10-K for the years ended January 31, 2011, 2010, and 2009.

        We also consent to the incorporation by reference of the above referenced reports in the Registration Statement of Titan Machinery Inc. on Form S-8 (File No. 333-149426, effective February 28, 2008) and Form S-3 (File No. 333-171063, effective January 21, 2011).

/s/ Eide Bailly LLP

Minneapolis, Minnesota
April 18, 2011